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                                                                     EXHIBIT 11


                        DEB SHOPS, INC. AND SUBSIDIARIES


                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

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                                      Nine Months Ended October 31    Three Months Ended October 31
                                      ----------------------------    -----------------------------

                                            1996           1995            1996            1995
                                            ----           ----            ----            ----


PRIMARY

  Average shares outstanding            12,844,680      12,845,493      12,844,680      12,844,680

  Net effect of dilutive stock
  options and restricted incentive
  stock based on the treasury stock
  method using average market price              0               0               0               0
                                      ------------    ------------    ------------    ------------

                                        12,844,680      12,845,493      12,844,680      12,844,680
                                      ============    ============    ============    ============


Net (Loss)                            ($ 6,049,066)   ($ 6,744,814)   ($ 2,458,087)   ($ 2,793,279)

Preferred dividend paid                     41,400          41,400          13,800          13,800
                                      ------------    ------------    ------------    ------------
                                      ($ 6,090,466)   ($ 6,786,214)   ($ 2,471,887)   ($ 2,807,079)
                                      ============    ============    ============    ============


Per common share amount               ($       .47)   ($       .53)   ($       .19)   ($       .22)
                                      ============    ============    ============    ============



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